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                                                                EXHIBIT 10(r)


                               [OPIC LETTERHEAD]

January 31, 1997


BY TELEFAX (910) 249-7798


Mr. Hoyt H. Hackney
President
Wellington Hall Caribbean Corporation
P.O. Box 1354
Lexington, North Carolina  27293-1354


Subject: Loan Agreement between Wellington Hall Caribbean Corporation (the "Company") and OPIC, dated as of December 22, 1989, as amended (the "Loan Agreement")

Dear Mr. Hackney:

OPIC has considered the Company's request to amend the referenced Loan Agreement. OPIC is willing to amend, and, by its acceptance of this letter, the Company confirms that it is willing to amend, the Loan Agreement on the terms and conditions set forth herein. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Loan Agreement.

         1.  Principal Amortization

         A grace period on principal payments will be granted from the quarterly payment date of July 31, 1996 through the quarterly payment date of April 30, 1997. Amortization shall begin on July 31, 1997 in the amount of $30,969, and this amount shall be due quarterly through April 30, 1998. Beginning with the quarterly payment date of July 31, 1998, quarterly amortization payments shall increase to $61,937. Quarterly payments in this amount shall continue through July 31, 1999, and all amounts then outstanding under the loan and the Loan Documents shall be due in a balloon payment on October 31, 1999.

         2.  Interest Rate

         The interest rate shall be lowered from 12% to 10% per annum effective as of November 1, 1996, and continuing at the rate of 10% per annum for the balance of the term. Payments of interest shall be made by the Company to OPIC quarterly in arrears.


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         3.  Amendment of Other Agreements

         The Project Completion Agreement shall be amended to provide that, notwithstanding any other provision of such agreement, the "Completion Date" shall occur no earlier than October 31, 1999. The Project Completion Agreement, the Guaranty, and the other Financing Documents (collectively, the "Loan Documents") shall be amended to provide for such other amendments as OPIC may require.

         4.  Rescheduling Fee

         Upon execution of the amendment to the Loan Agreement, the Company shall pay to OPIC a one-time rescheduling fee in the amount of 1% of the outstanding balance of the Loan.

         5.  Other Conditions

         OPIC's agreement to amend the Loan Agreement is subject to: (i) the execution of documentation acceptable to OPIC, which documentation shall contain such other provisions as are customarily required by OPIC, and (ii) there having occurred no material adverse change from the date hereof with respect to the Sponsor's, the Guarantor's, or the Company's financial condition or prospects, or the Company's, the Sponsor's, or the Guarantor's ability to carry out the Project or to perform their respective obligations under the Loan Documents. In this regard, the Company, the Sponsor, and the Guarantor shall provide to OPIC on an ongoing basis all information material to OPIC's consideration of the Project, the Loan, and the amendment of the Loan Agreement and the other Loan Documents.

         6. Reimbursement of Expenses

         The Company shall pay or reimburse OPIC, or such persons as OPIC may direct, for all expenses incurred by OPIC in connection with the negotiation, execution, and implementation of the amendment to the Loan Agreement and the other Loan Documents, including fees and expenses for outside legal counsel, costs of reproducing and binding post-closing document transcripts, and other reasonable out-of-pocket expenses incurred by OPIC, as well as any costs of collecting any amount due under this paragraph or under any of the foregoing documents. Such payment or reimbursement shall be due and payable on demand by OPIC, from time to time.

         7.  Termination

         If for any reason the amendment to the Loan Agreement is not executed and delivered on or before March 31, 1997, OPIC's agreement hereunder shall thereupon terminate. The parties shall use reasonable efforts to complete negotiation of the amendments to


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         the Loan Documents as soon as possible prior to such date.  Extension of the term of this letter shall be at OPIC's sole discretion and subject to modification of the terms hereof.

         8.  Governing Law

         The terms of this letter and the documentation to be executed in connection with amendment of the Loan Agreement shall be governed by the law of the District of Columbia.

         9.  Counterparts

         This letter may be executed in separate counterparts, each of which shall be an original, and all of which taken together shall constitute one and the same agreement.

         Nothing in this letter shall constitute or be construed as a waiver of any existing or future default or a modification or limitation of any existing rights or remedies available to OPIC against the Company, the Guarantor or the Sponsor. Subject to the agreements set forth herein, OPIC specifically reserves the right to insist on strict compliance with the terms of the Loan Documents and the Company expressly acknowledges such reservation of rights.

         Subject to the agreements set forth herein, the Company, the Guarantor and the Sponsor each hereby reaffirms its obligations under the Loan Documents with OPIC and confirms that such obligations remain in full force and effect.

         No person, including without limitation, creditors of the Company other than the undersigned may rely on this Agreement.

         If the foregoing correctly sets forth our understanding and agreement, please confirm your acceptance thereof by signing and returning to OPIC an executed counterpart of this letter upon which this shall be an effective and legally binding agreement as of the date hereof.

                               Very truly yours,

                               OVERSEAS PRIVATE INVESTMENT CORPORATION



                               By: /s/ Ralph Matthews
                                   --------------------------------------

                               Title: Director, Project Management & SA
                                      -----------------------------------

ACCEPTED AND AGREED TO
as of the date of this letter:

WELLINGTON HALL CARIBBEAN CORPORATION

By: /s/ Hoyt Hackney
   ----------------------------------
Title: President & CEO
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WELLINGTON HALL, LIMITED

By: /s/ Hoyt Hackney
    ---------------------------------
Title: President
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MUEBLES WELLINGTON HALL, S.A.

By: /s/ Hoyt Hackney
    ---------------------------------
Title: President
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